Exhibit 10.1

English Translation of Loan Agreement

     No.: YYB261011090064

Party A (Borrower): Beijing PKU Chinafront High Technology Co., Ltd.

Address: Room 0717, 7th Floor, Yinwang Center, No.113, Zhichun Road, Haidian District, Beijing City

P.C.: 100086	Legal representative: Xia Shudong

Telephone No.: 82671299	Fax No.: 82611581

Party B (Lender): Zhichunlu Branch of Beijing of Huaxia Bank Co., Ltd.

Address: No.111, Zhichun Road, Haidian District, Beijing

P.C.: 100086 Legal representative/main principal: Cao Guowei

Telephone No.: 82665344	Fax No.: 82665349

In accordance with laws and rules of the People’s Republic of China and on the basis of observing fairness, through both parties’ negotiation, the contract is concluded.

Article 1 Loan category

1.1	Loan under the contract is ☑ short-term loan ☒ middle-term loan ☒ long-term loan ____.

Article 2 Loan amount and currency

2.1	Loan currency under the contract is ☑ RMB ☒ USD ☒ other currency ____.

2.2	Loan amount under the contract (in words) THIRTY MILLION ONLY.

Article 3 Loan application

3.1

The loan under the contract is to be used for working capital purpose, without Party B’s written consent, Party A can not change the loan application.

Article 4 Loan term

4.1

The loan term under the contract is 1 (year), from September 29, 2009 to September 29, 2010.

4.2

Party A withdraws the loan under the contract at its option:

☑ Withdrawn on September 29, 2009 in lump sum

☒ Withdrawn based on the following time and amount:

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

________________________________________________.

4.3

Party A pays the principal of the loan under the contract at its option:

☑ Paying the principal on September 29, 2010 in lump sum;

☒ Paying the principal as per the following sequence, time and amount:

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

____D____M____Y, amount (in words) ____________________;

________________________________________________.

4.4

If the date of actual withdrawal and the mature date of the last payment are inconsistent with the above stipulations, the time carried on the loan receipt shall prevail, and other mature dates for repayment by installment shall take the stipulations in the contract as prevail.

Article 5 Interest rate of the loan

5.1

Interest rate of the loan under the contract shall be executed as follows:

☑ Interest rate of the loan under the contract is 5.31% (annual interest rate). After signing the loan contract and before issuing the loan, in case of adjustment of the loan benchmark interest rate by the People’s Bank of China, the interest rate of the loan under the contract is executed based on the benchmark interest rate of the same period after the adjustment and floating rate in Article 5.4 in the contract.

☒ Party A and Party B determine once every  _____ months in accordance with Party B’s publicized benchmark interest rate of foreign currency loan, and the interest rate from the date of withdrawal to the first expiry date for interest is  _____ % (annual interest rate).

☒ ______ (LIBOR/HIBOR) of  ______ months+____% interest margin comprises floating interest rate, which is floated every _____ months. (LIBOR refers to the interbank offered rate of the above term and currency issued by BBA supplied by REUTERS and other financial telecommunication terminals released by Party B’s head office in the morning 2 banking days before issuing the loan or 2 banking days before the adjustment of the interest rate; HIBOR refers to the interbank offered rate of the above term and currency issued by HKAB supplied by REUTERS and other financial telecommunication terminals released by Party B’s head office in the morning 2 banking days before issuing the loan or 2 banking days before the adjustment of the interest rate.)

5.2

Interest settlement under the contract shall be one of the following:

☑ Monthly interest settlement, the date of paying the interest is the 20th day of each month, and the last date of paying the interest is the mature date of the contract;

☒ Quarterly interest settlement, the date of paying the interest is the 20th day of the last month of each quarter, and the last date of paying the interest is the matured date of the contract;

☒ The interest is settled with the principal, the interest is paid off on the matured day of the principal;

☒ ______________________________________________________.

5.3

After the RMB loan is issued, in case of adjustment of the benchmark interest rate of the same term by the People’s Bank of China, the following means shall apply:

☒ Remaining the interest rate under the contract;

☑ For monthly interest settlement, the interest rate under the contract is adjusted monthly, and the loan interest rate under the contract is applied on the next day after the 1st date of paying the interest after the adjustment of the interest rate;

☒ For quarterly interest settlement, the interest rate under the contract is adjusted quarterly, and the loan interest rate under the contract is applied on the next day after the 1st date of paying the interest after the adjustment of the interest rate;

☒ The interest rate under the contract is adjusted annually.

☒ ______________________________________________________.

5.4

If the interest rate is adjusted in accordance with stipulations in Article 5.1 and Article 5.3, the interest rate is determined based on _____% floating upwards/_____% floating downwards of the benchmark interest rate of the same term adjusted by the People’s Bank.

5.5

In case the loan interest of the contract is changed, the fined interest rate under the contract is correspondingly changed and is applied with the interest loan under the contract in different stages.

5.6

Party B’s adjustment in accordance with the above stipulations does not require Party A’s consent.

Article 6 Conditions of withdrawal

6.1	Party A must satisfy the following prerequisites upon withdrawing the loan:

6.1.1	Party A has handled administration license, approval, registration and other legal formalities related to the loan under the contract in accordance with relevant laws, rules and regulations;

6.1.2	Party A has submitted relevant documents consistent with Party B’s requirements;

6.1.3	Guarantee under the contract has been completed, and all both parties’ stipulated formalities are effective/mortgage right has been established/pledging right has been established;

6.1.4	Party A does not violate the contract;

6.1.5	Party A’s representations and warranties made in the contract are authentic, accurate and effective upon withdrawing the loan;

6.1.6

Party A’s operation situations and financial situations upon withdrawing the loan shall not have materially adverse changes from the situations when the contract is signed.

6.2

After satisfying the above conditions, Party A handles the withdrawal formalities in accordance with stipulations in the contract and signs the loan receipts with Party B. The loan receipts are compositions of the contract and have the same legal force as the contract.

6.3

Loan issued with Party A’s failure to satisfy the withdrawing conditions does not constitute Party B’s performance defects.

Article 7 Repayment of the loan

7.1

Party A’s repayment sources include but not limited to operation income, and Party A commits that it will not reject performing the repayment obligations under the contract under any circumstances.

7.2

Party A shall deposit the repayment amount (interest, principal) at the account opened at Party B before the close of the business (Beijing Time) on the date of repayment (the date of paying the interest and principal), and Party B has the right to deduct it from the account. In case of legal holidays, it will be extended to the first working day thereafter.

7.3

Party B has the right to deduct Party A’s unpaid amount from all accounts opened at business institutions of Huaxia Bank. In case of difference of the deducted currency and the currency under the contract, conversion is applied in accordance with the price published by Party B on the date of the deduction.

7.4

Party A’s paid amounts (Party B’s deducted amount in accordance with the contract) are used to repay the debt as per the sequence below: expenses for realizing creditor’s rights and guarantee rights, damages, penalty, compound interest, overdue interest and fined interest, interest and principal, and Party B has the right to change the sequence above.

7.5

Written application is proposed to Party B ten (10) working days for Party A’s repayment in advance, which is handled as follows with Party B’s written consent:

☑ Party B charges interest in accordance with the loan interest rate under the contract and the actual number of days of the loan;

☒ In addition to charging interest in accordance with the loan interest rate under the contract and the actual number of days of the loan, Party B charges the compensation as per ___% of the amount paid in advance, no more than the amount paid in advance the loan interest rate under the contract/360×the number of days for repayment in advance in maximum.

Article 8 Loan guarantee

8.1

The loan under the contract employs one or several guarantees below:

☒ The guarantor _____________signs Guarantee Contract with Party B;

☒ The mortgagor ____________signs Mortgage Contract with Party B;

☒ The pledgor __________ signs Pledge Contract with Party B;

☒ ___________________________________________________.

8.2

If the creditor’s right under the contract is maximum under the contract, one or several following guarantees are applied:

☑ The guarantor Beijing PKU Chinafront High Technology Co., Ltd. signs Guarantee Contract for Maximum Amount with Party B;

☒ The mortgagor _________________ signs Mortgage Contract for Maximum Amount with Party B;

☒ The pledgor  _____________ signs Pledge Contract for Maximum Amount with Party B;

☑ The guarantor Xia Shudong signs Guarantee Contract for Individual Maximum Amount with Party B.

Article 9 Party A’s rights and interests

9.1

Party A represents that it is legal entity registered and founded in accordance with laws and rules and effectively exists, has the right to dispose of its managed property, operate business related to the loan application under the contract and sign and perform the contract.

9.2

Party A represents that the signed contract has been approved by the superior governing authorities, the board of directors and other competent authorities, and acquired necessary authorizations.

9.3

Party A represents that signing and performing the contract do not violate any rules or stipulations binding Party A and its assets, breach any guarantee agreement and other agreements signed with others and other documents, stipulations and commitments binding Party A.

9.4

Party A represents that necessary documents and data are supplied required by Party B and the supplied documents and data must be authentic, accurate, legal and effective.

9.5	Be entitled to withdraw and use the loan in accordance with stipulations in the contract.

9.6	Use the loan in accordance with stipulations in the contract.

9.7	Assist pre-loaning check, in-loading review and after-loaning check upon Party B’s request and timely offer the following including but not limited to:

9.7.1

Business license and annual inspection certificate, legal person code certificate, legal representative’s identity certificate and necessary individual information, members of board of directors and main principals and financial principal list, license for operation business, tax registration certificate for acceptance by taxation authorities, photocopy of taxation certificate by taxation authorities based on Party B’s required years and loaning certificate (card);

9.7.2	All opening banks, account numbers and deposits and loans;

9.7.3

Offer audited balance sheet, profit and loss sheet, statement of changes in owner’s equity and sales details, cash flow sheet, financial report forms, annotation and interpretation based on Party B’s required years; 9.7.4 Production and operation plans, statistics reporting forms, project budget and final accounting data;

9.7.5	All guarantees for external institutions (including Party B’s any institutions);

9.7.6

All associated enterprises and associated relation information, associated transactions occurred or to occur with more than 10% of the net assets and internal guarantee in the group customers; 9.7.7 Incur lawsuit, arbitration or administration punishment, debt disputes with others and managers suffering from criminal lawsuits;

9.7.8	Application of loan under the contract.

9.8	Repay the loan principal and interest in accordance with the contract.

9.9

Party B is notified in writing thirty (30) days before changes of the operation modes, its own systems and legal statuses including but not limited to contracting, leasing, entrusting, asset reconstruction, debt reconstruction, stock right reconstruction, joint operation, consolidation (merger), subdivision, joint venture (cooperation), reducing registered capital or applying for suspending business to bring up to standard, applying for disbanding (or cancellation), applying for reconstruction, reconciling and bankruptcy and etc., the debt repayment responsibilities under the contract with Party B’s written consent are executed or new guarantee accepted by Party B in writing is offered; otherwise, the above activities can not be carried out before all the debts under the contract are paid off.

9.10	Party B is notified in writing within three (3) days after changes of its own systems and legal statuses including but not limited to convicted to suspend business to bring up to standard, closed, disbanded (cancelled), reconstructed, bankrupted and etc., and sufficient effective measures are used to preserve Party B’s creditor’s rights.

9.11

Party B is notified in writing within three (3) days in case of circumstances endangering its operation or Party B’s creditor’s right, and sufficient effective measures are used to preserve Party B’s creditor’s rights.

9.12

Party B is notified in writing within seven (7) days in case of significant changes of Party A’s address, title, legal representative or other intermediate or senior managers.

9.13

Without Party B’s consent, Party A can not sell specified assets, liquidate other debts in advance and offer debt guarantees to a third pay without paying off Party B’s loan principal and interest.

9.14

Party A can not sign a contract with a third party that impairs Party B’s rights and interests under the contract.

9.15

Under the circumstances of providing guarantee, if the guarantor breaches any obligations or commitments in the contract or is incapable of guaranteeing, Party A shall immediately offer Party B’s accepted new guarantees or liquidate the loan under the contract in advance.

Article 10 Party B’s rights and interests

10.1	Be entitled to required Party A to offer materials related to the loan under the contract.

10.2	Be entitled to supervise or check use of the loan under the contract, know about Party A’s operation, financial situations, offering guarantee, debt dispute and etc.

10.3

Under the prerequisite of Party A completely performing the obligations in the contract and satisfying the withdrawal conditions, Party B shall issue the loan to Party A in full amount. 10.4 Party B shall keep Party A’s supplied materials and information related to debt, financial situations, production, operation and etc. confidential, unless stipulated by laws and rules. 10.5 During the effective period of the contract, Party B shall issue the announcement of changing address in case of the address changed.

Article 11 Breach of the Contract

11.1

During the term of the contract, Party A and Party B shall perform the obligations under the contract. Any party’s failure to perform the contract or performing the contract incompletely constitutes breach of the contract and bears violation responsibilities.

11.2

If the guarantee formalities are not completed or Party A fails to handle the withdrawal formalities at Party B at specified time beyond 30 days (including legal holidays), Party B has the right to terminate the contract and withdraw the issued loan in advance.

11.3

If Party A fails to pay the matured loan principal (including maturity in advance), additional 50% of the interest rate stipulated in the contract is charged as if the date of overdue as overdue interest; if Party A fails to pay the interest at the specified time in the loan period, compound interest, if the interest is not paid after overdue of the loan, compound interest is charged in accordance with the stipulated fine interest rate in the article.

11.4

If Party A fails to use the loan as per specified application in accordance with contract, for the principal and interest, 100% interest is additionally charged as the additional interest rate to charge interest and compound interest as of the violation.

11.5

Overdue interest, fined interest and compound interest are charged additionally in case of overdue or failure to use the loan as specified.

11.6

If Party B employs lawsuit to realize the creditor’s rights for Party A’s violation, Party A shall bear related lawsuit cost, arbitration cost, preservation cost, publicity cost, appraisal cost, assessment cost, auction cost, traveling expense, attorney fee and other expenses for realizing the creditor’s rights.

11.7

In case of one of the following Party A’s violations, Party B has the right to declare the issued loan mature, withdraw the loan principal and interest in advance, stop issuing loan and take corresponding measures: 11.7.1 Party A fails to use the loan as specified application in the contract or fails to pay the principal, interest and other payables in full amount as specified time; 11.7.2 Party A offers balance sheet, profit and loss sheet which are false or hide key facts to Party B or hide key financial facts; 11.7.3 Reject receiving Party B’s supervision and check on the loan and related production, operation and financial activities;

11.7.4	Party A adapts the loan to engage in equity investment;

11.7.5	Party A utilizes the loan to engage in speculation of valuable securities, futures, real estate and etc. or engage in other illegal and violating transactions;

11.7.6	Party A uses loan to make illegal incomes;

11.7.7	Party A employs fraudulent means to acquire the loan;

11.7.8	False contracts with associated parties, instrument receivable without trade background, receivables and etc. are used to offer pledge and extract the bank fund;

11.7.9	Deliberately evade the bank’s creditor’s right through related transactions;

11.7.10

Party A violating its signed contracts or agreements made as the party involved with others (including Party B to the contract) or unilateral commitment or guarantee endanger other debts; 11.7.11 Party A’s operation modes, systems or legal status change, including but not limited to contracting, leasing, trusting, asset reconstruction, debt reconstruction, stock system reconstruction, joint operation, consolidation (merger), purchasing, subdivision, chargeable property right transfer, joint venture (cooperation), reducing registered capital or apply for suspending business to bring up to standard, apply for disbanded (or cancelled), applying for reconstruction, reconciliation, bankruptcy and etc., without acquiring Party B’s written consent and carrying out debt liquidation under the contract or offering Party B’s accepted new guarantees; 11.7.12 Guarantee under the contract suffer from changes disadvantages to Party B’s creditor’s right, including but not limited to damage, extinguishment or value reduction of the mortgage and pledge, or the guarantor violates any obligations in the guarantee contract and Party A fails to offer new guarantees upon Party B’s requirements; 11.7.13 The guarantee contract or other guarantee contracts are not effective, invalid or revoked, or the guarantor is partially capable or completely capable of guarantee or will not perform the guarantee obligations expressly, or the guarantor violates any obligations in the guarantee contract or commitment or violates the contract signed with a third part, and Party A fails to offer new guarantees according to Party B’s requirements; 11.7.14 Party A’s made statements and guarantees are not authentic, accurate or with key hidden information; 11.7.15 Party A expresses or expresses failure to perform the contract obligations with its actions; 11.7.16 Party A violates other obligations and commitments in the contract, and Party B thinks that it affects realization of the creditor’s rights.

11.8

After Party A reaches all the withdrawal conditions and submits the withdrawal requests to Party B 7 working days thereafter, if Party B fails to issue the loan required by Party A, Party A has the right to charge penalty against Party B in accordance with the violation amount and number of days overdue based on the interest stipulated in 11.3.

Article 12 Effectiveness of the contract

12.1

The contract comes into force upon both parties’ signing.

Article 13 Transfer, modification or cancellation of the contract

13.1

During the term of the contract, Party B may transfer the creditor’s right under the contract to a third party partially or completely without Party A’s consent.

13.2

During the term of the contract, Party A may transfer the creditor’s right under the contract to a third party partially or completely, written documents for the guarantor agreeing the transfer and continuing to undertake the guarantee obligations or new guarantees are offered with Party B’s written consent.

13.3

During the term of the contract, Party A and Party B cannot amend the contract unilaterally. If amendment is required, Party A and Party B shall reach written agreement. 13.4 If Party A requires to extend the loan, after reviewed and agreed by Party B, the extension agreement is signed. If Party B does not agree to extend, Party A still performs the repayment obligations as specified in the contract.

13.5

During performance period of the contract, in case of one of the following circumstances, Party B has the right to terminate the contract, recover the issued loan principal and interest and stop issuing loan: 13.5.1 Party A’s operation and financial situations are deteriorated and is unable to liquidate the mature debt, or are involved in major lawsuit, arbitration or other legal disputes, and Party B’s creditor’ s right realization is severely affected and threatened; 13.5.2 Party A’s related group customers’ credit information, operation situations or financial situations suffered from crisis, which threaten Party B’s loan.

Article 14 Dispute settlement

14.1

All disputes arising from performance of the contract shall be settled by Party A and Party B through negotiation; if negotiation fails, both parties select the following means to settle:

☑ Go through legal proceedings at the people’s court where Party B is located;

☒ Apply for arbitration at _______________arbitration committee.

Article 15 Supplementary provisions

15.1

If Party A and Party B have signed the Financing Contract for Maximum Amount numbered ____________, and the contract is a particular business contract under theFinancing Contract for Maximum Amount.

15.2

During effective period of the contract, if Party A’s legal person’s name, legal representative, address and etc are changed without notifying Party B, all documents sent to Party A in accordance with the data carried on the contract by Party B are deemed as delivered.

15.3

Party A bears registration, insurance, notarization, appraisal, assessment, transportation and related costs under the contract and the guarantee contract. If withheld by Party B, Party B has the right to deduct it from Party A’s account.

15.4	Other matters stipulated by both parties

15.5	If ☐ is used for option in the contract, ☑ means available, and ☒ means unavailable.

15.6	Each of Party A, Party B and the guarantee party retains a copy of the contract respectively, and are legally authentic.

15.7

Annex under the contract is composition of the contract and is legally authentic with the contract.

15.8

Party B has employed reasonable means to remind Party A of noting articles exempting or restricting Party B’s responsibilities and offered sufficient interpretation on relevant articles upon Party A’s requirements; Party A and Party B have no objection on understanding of these articles.

Party A: Beijing PKU Chinafront High Technology Co., Ltd. (Seal)

Party A:	(Seal)

Legal representative: Xia Shudong

(Or entrusted agent)	(Signature)

September 29, 2009

Party B: Zhichunlu Branch of Beijing of Huaxia Bank Co., Ltd. (Seal)

Legal representative/main principal: Cao Guowei (signature or principal)

September 29, 2009